Exhibit 5.2

Our ref            MAA/720671-000001/52873646v5

To the Addressees named in the First Schedule

14 November 2017

Dear Sirs

Fibria Overseas Finance Ltd.

We have acted as counsel as to Cayman Islands law to Fibria Overseas Finance Ltd. (the “Company”) in connection with its issue of US$600,000,000 4.000% Notes due 2025 (the “Notes”, which expression, unless the context otherwise requires, includes the Global Notes (as defined in the Supplemental Indenture (as defined below)) unconditionally and irrevocably guaranteed by Fibria Celulose S.A. (the “Guarantor”).

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of incorporation dated 9 October 2009 and the memorandum and articles of association of the Company as registered or adopted on 9 October 2009 (the “Memorandum and Articles”).

1.2                               The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 8 November 2017 (the “Meeting”).

1.3                               The power of attorney (the “Power of Attorney”) dated 8 November 2017 as executed by the Company in favour of André Gonçalves, ID number 103.823.696 and David Rosa Alegre, ID number 26.869.134-4 of Rua Fidêncio Ramos, 302, Tower B, 3rd floor, any two of them acting jointly, or together with one director (a “Director”) of the Company (each, an “Attorney”, and together the “Attorneys”).

1.4                               A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5                               A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6                               The documents listed in the Second Schedule.  The documents listed at 1 and 2 of the Second Schedule are referred to as the “Transaction Documents”.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               The Transaction Documents and the Notes have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2                               The Transaction Documents and the Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3                               The choice of the Relevant Law as the governing law of the Transaction Documents and the Notes has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4                               Where a Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6                               All signatures, initials and seals are genuine.

2.7                               The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.8                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents and the Notes.

2.9                               The capacity, power and legal right under all relevant laws (other than the laws of the Cayman Islands) of the Attorneys to act as attorneys-in-fact on behalf of the Company.

2.10                        The Power of Attorney has not been revoked, terminated or amended and remains in full force and effect and is effective under all relevant laws (other than the laws of the Cayman Islands).

2.11                        The Notes will be issued and authenticated in accordance with the provisions of the Indenture.

2.12                        No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2017 Revision) and the Terrorism Law (2017 Revision), respectively).

2.13                        There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14                        No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Notes.

2.15                        None of the shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Transaction Documents and the Notes (the “Applicable Interests”) is currently or will be subject to or affected by any restrictions notice issued pursuant to the Companies Law (2016 Revision) (the “Companies Law”) or the Limited Liability Companies Law, 2016 (a “Restrictions Notice”).

2.16                        There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the Relevant Law or the laws of Brazil.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               The Company has all the requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents and the Notes including the issue and offer of the Notes pursuant to the Transaction Documents.

3.3                               The execution and delivery of the Transaction Documents do not, and the issue and offer of the Notes by the Company and the performance by the Company of its obligations thereunder will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

3.4                               The execution, delivery and performance of the Transaction Documents have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents by any two Directors or any two Attorneys acting jointly or any one Attorney acting jointly with one Director for and on behalf of the Company, the Transaction Documents will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5                               The Notes have been duly authorised by the Company and when the Notes are signed in facsimile or manually by a director on behalf of the Company and, if appropriate, authenticated in the manner set forth in the Indenture and delivered against due payment therefor will be duly executed, issued and delivered and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3.6                               No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)                                 the issue by the Company of the Registration Statement;

(b)                                 the execution, creation or delivery of the Transaction Documents by and on behalf of the Company;

(c)                                  subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company; or

(d)                                 the performance by the Company of its obligations under the Transaction Documents.

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               The obligations assumed by the Company under the Transaction Documents and the Notes (together, the “Documents”) will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                   arrangements that constitute penalties will not be enforceable;

(g)                                  enforcement may be prevented by reason of fraud, coercion, duress, undue influence,  misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                 provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                     the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                    we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)                                 a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)                                     enforcement may be prohibited if any Applicable Interest is or in the future becomes either subject to, or otherwise affected by, a Restrictions Notice.

4.2                               Applicable court fees will be payable in respect of the enforcement of the Documents.

4.3                               Cayman Islands stamp duty may be payable if the original Documents are brought to or executed in the Cayman Islands.

4.4                               To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.5                               The Company must make an entry in its Register of Mortgages and Charges in respect of all mortgages and charges created under the Transaction Documents in order to comply with section 54 of the Companies Law; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.6                               The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.7                               A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.8                               In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.9                               We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Documents and enforce the remainder of the Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Documents in this regard.

4.10                        We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

4.11                        We express no view as to the effect of transfer by delivery or the negotiation of Notes in bearer form in any jurisdiction which does not recognise such transferability or negotiability.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressees and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

First Schedule

Addressees

1                                         Fibria Overseas Finance Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Cayman Islands

2                                         Fibria Celulose S.A.

Rua Fidêncio Ramos

302— Torre B, 3º andar

04551-010 São Paulo, SP

Brazil

Second Schedule

1                                         The indenture dated as of November 14 2017 as amended and supplemented by a first supplemental indenture thereto dated as of November 14, 2017 (the “Supplemental Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (collectively, the “Indenture”).

2                                         Underwriting Agreement dated as of November 9 2017 entered into among the Company, the Guarantor, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC and Scotia Capital (USA) Inc. (the “Underwriting Agreement”).

3                                         The Global Notes (as defined in the Supplemental Indenture) representing the Notes, which are guaranteed by the Guarantor.

4                                         The prospectus dated November 9 2017 included in the Registration Statement (as defined below) (the “Base Prospectus”), the preliminary prospectus supplement dated 9 November 2017 and the final prospectus supplement dated 9 November 2017 filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus Supplement”).

5                                         The registration statement on Form F-3 ASR, File No. No. 333-221440-01, filed by the Company and the Guarantor with the SEC under the United States Securities Act of 1933 on 9 November 2017 (the “Registration Statement”).

Fibria Overseas Finance Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Cayman Islands

14 November 2017

To:                             Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Fibria Overseas Finance Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1                                         The Memorandum and Articles remain in full force and effect and are unamended.

2                                         The Minutes are a true and correct record of the proceedings of the respective Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles.  The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3                                         The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

4                                         The directors of the Company at the date of the Meeting and at the date of this certificate were and are as follows:

Marcelo Strufaldi Castelli

Guilherme Perboyre Cavalcanti

Henri Philippe Van Keer

5                                         You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the Shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Memorandum and Articles) and the certificate of incorporation, Memorandum and Articles (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

6                                         The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Documents.

7                                         Prior to, at the time of, and immediately following the execution of the Transaction Documents and the Notes the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Documents and the Notes for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

8                                         Each director of the Company considers the transactions contemplated by the Transaction Documents and the Notes to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9                                         None of the Applicable Interests is currently subject to or affected by a Restrictions Notice.

10                                  To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company’s property or assets.

11                                  The Company has no employees.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

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Signature:	/s/ Marcelo Strufaldi Castelli
Name:	Marcelo Strufaldi Castelli
Title:	Director

Signature:	/s/ Guilherme Perboyre Cavalcanti
Name:	Guilherme Perboyre Cavalcanti
Title:	Director

[Signature page to Director’s Certificate for Maples and Calder Exhibit 5 Legal Opinion]

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